SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                        Date of Report: January 15, 2004

                       BANK OF SOUTH CAROLINA CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        South Carolina                   0-27702                 57-1021355
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(State or other jurisdiction of        (Commission           (I.R.S. Employer
incorporation or organization)         File Number)          Identification No.)

                    256 Meeting Street, Charleston, SC 29401
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               (Address of principal executive offices) (Zip Code)

                                 (843) 724-1500
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


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Item 5. Other Events

Charleston, SC- The Board of Directors of Bank of South Carolina Corporation, the parent company for The Bank of South Carolina, on January 15, 2003 announced earnings for 2003 of $1,904,713 or basic and diluted earnings per share of $.68, an increase of 2.50% from earnings of 2002 of $1,858,319 or basic and diluted earnings per share of $.66. The returns on average assets and average equity for 2003 were 1.09% and 9.70% respectively.

Earnings for the fourth quarter of 2003 were $425,191 or $.15 per share a decrease from 2002 fourth quarter earnings of $536,589 or $.19 per share. This decrease was primarily due to a reduction of our net interest margin.

Hugh C. Lane, Jr., President of the Company stated "In December 1999 we said that the challenges of the 21st century would be great. Little did we know what the next four years would hold: recession, terrorism, war, horrible corporate scandals, the worst bear market since 1929, and very low interest rates. Despite these, we have enjoyed success in the new century with growth in loans, deposits, assets, capital through earnings, and a very successful introduction of our Internet banking product Esafe. Mortgage loan originations for the year were $95,269,618 as compared to 2002 originations of $87,451,384 an increase of 8.94%. We saw a decrease in the volume of refinancing beginning in August which resulted in a fourth quarter mortgage loan volume of $10,839,379 which was down from 2002 fourth quarter volume of $32,599,749. Our deposits increased from year-end 2002 to year-end 2003 by 15.02%. The bank is very asset sensitive, and our earnings will remain under pressure until interest rates rise and loan demand picks up."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West of the Ashley community. It is also available on its' website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC." Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Stern Agee & Leach, Inc., Scott & Stringfellow, Inc. Nite Securities, LP, and Speer, Leeds & Kellogg.


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Bank of South Carolina Corporation
(BKSC)
Report of Earnings

                                                   2003                2002

Shares Outstanding
  BKSC Common Stock                               2,805,610            2,805,610

Weighted Average Shares
   Outstanding                                    2,805,610            2,807,075

Book Value Per Share                           $       7.00         $       6.88

Total Assets                                   $187,346,874         $169,480,463

Quarter
Ending

Net Income                                     $    425,191         $    536,589

Basic Earnings Per                             $        .15         $        .19
  Share

Diluted Earnings Per                           $        .15         $        .19
  Share

Weighted Average Shares                           2,805,610            2,805,610
  Outstanding Basic

Weighted Average Shares                           2,826,068            2,805,610
  Outstanding Diluted

Twelve Months Ending

Net Income                                     $  1,904,713         $  1,858,319

Basic Earnings Per
  Share                                        $        .68         $        .66

Bank of South Carolina Corporation
(BKSC)
Report of Earnings

Diluted Earnings Per
  Share                                             $     .68          $     .66

Weighted Average Shares
  Outstanding-Basic                                 2,805,610          2,807,259

Weighted Average Shares
  Outstanding-Diluted                               2,815,920          2,812,816


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                       BANK OF SOUTH CAROLINA CORPORATION
                                  (Registrant)

January 15, 2004                        By: /s/William L. Hiott, Jr.
                                            ------------------------------------
                                            William L. Hiott, Jr.
                                            Executive Vice President and Cashier